Filed Pursuant to Rule 424(b)(2)
File No. 333-64652

Prospectus Supplement to Prospectus dated May 19, 2004.

$90,000,000

Avista Corporation

First Mortgage Bonds, 5.45% Series due 2019

___________________

     Our First Mortgage Bonds, 5.45% Series due 2019 (the “Offered Bonds”), constitute a series of our Bonds described in the accompanying prospectus.

     We will pay interest on the Offered Bonds on June 1  and December 1  of each year. The first such payment will be made on June 1, 2005. The Offered Bonds will mature on December 1, 2019, unless redeemed on an earlier date. The Offered Bonds are redeemable at our option, in whole at any time or in part from time to time, at a “make-whole” price as described herein. See “Description of the Offered Bonds”.

     See “Risk Factors” beginning on page S-3 to read about certain factors you should consider before buying the Offered Bonds.

___________________

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

___________________

	Per Bond	Total

Initial price to public	99.734%	$89,760,600
Underwriting discount	0.750%	$675,000
Proceeds, before expenses, to Avista	98.984%	$89,085,600

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 23, 2004 and must be paid by the purchasers if the notes are delivered after November 23, 2004.

___________________

     The underwriters expect to deliver the Offered Bonds to the purchasers through the facilities of The Depository Trust Company against payment in New York, New York on November 23, 2004.

Goldman, Sachs & Co.

BNY Capital Markets, Inc.

KeyBanc Capital Markets

___________________

Prospectus Supplement dated November 18, 2004.

     This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about Avista Corporation that is not included in or delivered with the prospectus. This information is available to you as set forth in the accompanying prospectus.

___________________

TABLE OF CONTENTS

Prospectus Supplement

Risk Factors	S-3
Use of Proceeds	S-8
Summary Financial Information	S-8
Capitalization	S-9
Description of the Offered Bonds	S-10
Underwriting	S-14

Prospectus

About this Prospectus	1
Safe Harbor for Forward-Looking Statements	1
Avista Corporation	3
Use of Proceeds	4
Description of the Bonds	4
Description of the Notes	12
Description of Common Stock	21
Where You Can Find More Information	25
Plan of Distribution	26
Legal Matters	27
Experts	27

     We have not authorized anyone to give you any information other than this prospectus supplement and the accompanying prospectus. You should assume that the information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. We are not offering to sell the Offered Bonds and we are not soliciting offers to buy the Offered Bonds in any jurisdiction in which offers are not permitted.

RISK FACTORS

     Investing in the Offered Bonds involves risk. You should review all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest. See “Where You Can Find More Information” in the accompanying prospectus. In particular, you should carefully consider the risks and uncertainties referred to below. Certain other risks and uncertainties are listed under “Safe Harbor For Forward-Looking Statements” in the accompanying prospectus.

We are subject to various operational and event risks, which are common to the utility industry.

     Avista Utilities, our regulated utility operation, is subject to operational and event risks including, among others, increases in load demand, transmission or transport disruptions, fuel quality specifications, forced outages at generating plants and disruptions to information systems and other administrative tools required for normal operations. We also have exposure to weather conditions and natural disasters that can cause physical damage to our property, requiring repairs to restore utility service. The emergence of terrorism threats, both domestic and foreign, is a risk to the entire utility industry, including us. The likelihood of disruptions to operations or destruction of facilities from terrorism is not readily determinable.

We are subject to the commodity price risk, credit risk and other risks associated with energy markets.

     Both of our energy-related businesses, Avista Utilities and Avista Energy, are subject to electric and natural gas commodity price risk. In the case of electricity, prices can be affected by the adequacy of generating reserve margins, scheduled and unscheduled outages of generating facilities, availability of streamflows for hydroelectric generation, the price and availability of thermal generating plant fuel, and disruptions of or constraints on transmission facilities, among other things. Natural gas prices are affected by a number of factors, including but not limited to, the adequacy of North American production, the level of imports, the level of inventories, and the availability of pipeline capacity to transport natural gas from region to region. In addition, oil prices can influence natural gas prices, because of the fuel-switching capabilities of certain energy users. Demand changes (caused by variations in the weather and other factors) can also affect market prices. Any combination of these factors that results in a shortage of energy generally causes the market price of power to move upward. Price risk also includes the risk of fluctuation in the market price of associated derivative commodity instruments (such as options and forward contracts).

     Avista Utilities and Avista Energy are also subject to credit risk. Credit risk relates to the losses that we would incur as a result of non-performance by counterparties of their contractual obligations to deliver energy or make financial settlements. Credit risk includes not only the risk that a counterparty may default due to circumstances relating directly to it, but also the risk that a counterparty may default due to circumstances that relate to other market participants that have a direct or indirect relationship with such counterparty. Should a counterparty, customer or supplier fail to perform, we may be required to replace existing contracts with contracts at then-current market prices or to honor the underlying commitment. In addition, we often extend credit to counterparties and customers. While we perform credit analyses prior to extending credit, Avista Utilities and Avista Energy are exposed to the risk that we may not be able to collect amounts owed to us.

     Avista Utilities and Avista Energy are also subject to liquidity risk resulting from the exposure that our counterparties perceive with respect to the possible non-performance by us of our physical and financial energy contracts. These counterparties may seek assurances of performance from us in the form of letters of credit, prepayment or cash deposits, and, in the case of Avista Energy, parent company performance guarantees. In periods of price volatility, the level of exposure can change significantly, with the result that sudden and significant demands may be made against our capital resource reserves (credit facilities and cash).

     Avista Energy has concentrations of suppliers and customers in the electric and natural gas industries including electric utilities, natural gas distribution companies, and other energy marketing and trading companies. In addition, Avista Energy has concentrations of credit risk related to geographic location as

Avista Energy operates in the western United States and western Canada. These concentrations of counterparties and concentrations of geographic location may negatively impact Avista Energy’s overall exposure to credit risk, because the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

Risk management procedures may not prevent losses.

     Avista Utilities and Avista Energy have risk management policies and control procedures designed to measure and mitigate energy market risks. However, these policies and procedures cannot prevent material losses in all possible situations or from all potential causes. Included in Avista Energy’s risk management policies are value-at-risk limits and systematic measurement procedures derived from historic price behavior. Losses could exceed the value-at-risk predictive amounts if prices deviate significantly from their historic patterns and in cases when actual events fall into the extreme end of the value-at-risk confidence interval. In addition, continuing trends of small losses that may be individually less than value-at-risk limits may cumulatively become significant. As a result of these and other factors, there can be no assurance that our risk management procedures will prevent losses that could negatively affect our results of operations, cash flows and financial condition.

Our commodity trading, marketing and risk management activities may increase the volatility in our results of operations; we cannot, and do not attempt to, fully hedge our assets or positions against changes in commodity prices; and our hedging procedures may not work as planned.

     Avista Energy engages in resource management activities, as well as commodity marketing and trading. These activities include entering into financial and physical derivative transactions. These derivatives are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138 and SFAS No. 149, with respect to the majority of its contracts, which requires Avista Energy to record all derivatives on the Consolidated Balance Sheet at market value. Changes in the market value of derivatives are immediately recognized in earnings unless they are designated as hedges of forecasted transactions. Changes in the market value of derivatives accounted for as cash flow hedges of forecasted transactions are deferred and recorded as a component of accumulated other comprehensive income (loss) until the hedged transactions occur and are recognized in earnings. Most derivative contracts are marked-to-market and changes in their market value, brought upon by fluctuations in the underlying commodity prices, flow through the Consolidated Statements of Income. As a result, we are unable to predict the impact that its energy marketing and resource management activities may have on its results of operations or financial condition.

     To reduce financial exposure related to commodity price fluctuations, Avista Utilities and Avista Energy routinely enter into contracts to hedge a portion of our purchase and sale commitments for electricity and natural gas, as well as our inventories of natural gas. As part of this strategy, we routinely utilize derivative instruments, such as forwards, futures, swaps and options traded in the over-the-counter markets or on exchanges. However, we do not always cover the entire exposure of our assets or our positions to market price volatility and the coverage will vary over time. To the extent Avista Utilities or Avista Energy have unhedged positions, or if our hedging positions do not work as planned, fluctuating commodity prices could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Our deferred power costs are subject to regulatory review and it will take several years for recovery.

     We defer the recognition in the income statement of certain power supply costs that are in excess of the level currently recovered from our retail customers as authorized by the Washington Utilities and Transportation Commission (“WUTC”) and the Idaho Public Utilities Commission (“IPUC”). These excess power supply costs are recorded as a deferred charge on the balance sheet with certain of these costs remaining subject to future prudency review and the opportunity for recovery through retail rates. As such, certain deferred costs may be disallowed by the respective regulatory agencies.

     In Washington, power costs are deferred under an Energy Recovery Mechanism (“ERM”) as established by WUTC order. The ERM allows us to increase or decrease electric rates periodically with WUTC approval to reflect changes in power supply costs. Under the ERM, we agreed to make an annual filing on or before April 1st of each year to provide the opportunity for the WUTC and other interested parties to review the prudency of and audit the ERM deferred power costs transactions for the prior calendar year.

     In Idaho, power costs are deferred under a Power Cost Adjustment (“PCA”) mechanism, which allows us to modify electric rates periodically with IPUC approval to recover or rebate a substantial portion of the difference between actual net power supply costs and the amount included in base retail rates.

     Despite the opportunity to eventually recover a substantial portion of power and natural gas costs in excess of the levels currently recovered from retail customers, our cash flows are negatively affected in the periods in which these costs are paid. Factors that could cause our purchased power costs to exceed the levels currently recovered from our customers include, but are not limited to, higher prices in wholesale markets, higher fuel costs for thermal generation, and/or increased requirements to purchase power. Factors beyond our control that could result in an increased need to purchase power include, but are not limited to, increases in demand (either due to weather or customer growth), low availability of hydroelectric resources, outages at generating facilities, the cost of natural gas to fuel generation and failure of third parties to deliver on energy or capacity contracts. We currently expect that the recovery of current balances of deferred power costs will take several years.

We are currently the subject of several regulatory proceedings and named in multiple lawsuits with respect to our participation in western energy markets.

     In August 2002, the Federal Energy Regulatory Commission (“FERC”) commenced an investigation into the trading practices conducted by us and other participants in Western energy markets. In April 2004, the FERC approved an Agreement in Resolution which, among other things, incorporated the FERC Trial Staff’s finding that there was no evidence that we engaged in any efforts to manipulate the Western energy markets during 2000 and 2001, and resolved all issues in the investigation. However, various parties, including the Office of the Attorney General of California, the California Public Utilities Commission and the California Electricity Oversight Board, filing jointly, and the City of Tacoma, Washington have filed requests for rehearing, and the State of Montana has filed a motion to intervene. As of November 15, 2004, The FERC has not yet ruled on these rehearing requests or the State of Montana’s Motion to Intervene.

     The FERC is conducting industrywide proceedings and investigations related to the alleged dysfunctions of the organized California market and the Pacific Northwest market during 2000 and 2001. For the proceedings related to the California organized market, we believe we have sufficiently reserved for any amounts that the FERC may order us to refund. For the proceedings related to the Pacific Northwest market, on June 25, 2003, the FERC denied the request of certain parties for retroactive refunds for spot market sales. In November 2003, the FERC denied rehearing requests made by certain parties seeking refunds in the Pacific Northwest markets. A petition for review of the FERC’s decision was filed by the City of Tacoma on December 24, 2003, with the United States Court of Appeals for the Ninth Circuit. The Ninth Circuit has not yet ruled upon the rehearing request for refunds in the Pacific Northwest market.

     In addition, the Office of the Attorney General of California (California AG) filed a complaint with the FERC against certain specific companies (not including Avista Corp. or its subsidiaries) and “all other public utility sellers” in California alleging that sellers with market-based rates have violated their tariffs by not filing with the FERC transaction-specific information about all of their sales and purchases at market-based rates. As a result, the California AG contends that all past sales should be subject to refund if found to be above just and reasonable levels. The complaint was denied by the FERC and subsequently appealed by the California AG to the United States Court of Appeals for the Ninth Circuit. In September 2004, the United States Court of Appeals for the Ninth Circuit upheld the FERC’s market-based rate authority, but remanded the case back to the FERC in order to determine whether transactional reporting under this authority was adequate, and what remedies would be appropriate for those not in compliance. In October 2004, Avista Energy joined with others in seeking rehearing of the Court’s decision to remand the case back to the FERC for further proceedings.

     There has also been a class action shareholder lawsuit filed against us. On August 19, 2003, the plaintiffs filed a consolidated amended class action complaint. In their complaint, the plaintiffs assert violations of the federal securities laws in connection with alleged misstatements and omissions of material fact pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. In particular, the plaintiffs allege that we did not have adequate risk management processes, procedures and controls supporting our activities in the purchase and sale of electricity and natural gas. The plaintiffs further allege that we failed to disclose that we engaged in unlawful energy trading practices and that we manipulated western power markets. The plaintiffs assert that alleged misstatements and omissions have occurred in our filings with the Securities and Exchange Commission (the “SEC”) and other information made publicly available by us, including press releases. We filed a motion to dismiss this complaint in October 2003. Following argument in March 2004, the Court denied our motion to dismiss in July 2004. We filed our answer to the complaint in November 2004 denying the plaintiff’s allegations.

     Several parties, including the Port of Seattle, City of Tacoma and the Attorney General of the State of Montana, have filed complaints against numerous companies, including us, alleging various violations of laws with respect to alleged manipulation of western energy markets.

     At this time, we cannot predict the outcome or potential impact of these regulatory proceedings and lawsuits.

We have several contingent liabilities, including but not limited to environmental matters.

     We are liable for compensation (not yet determined as to amount) for the use of portions of the bed and banks of Lake Coeur d’Alene and the St. Joe River which were determined to be property of the Coeur d’Alene Tribe of Idaho. We and the Tribe are engaged in discussions with respect to past and future compensation (which may include interest) for use of the portions of the bed and banks of the Lake which are owned by the Tribe. If the parties cannot agree on the amount of compensation, the matter could result in litigation.

     We are subject to environmental regulation by federal, state and local authorities. Environmental issues include contamination of certain parcels of land that we currently own or have formerly owned, contamination of certain portions of the Spokane River, issues surrounding the relicensing of our hydroelectric facilities on the Spokane River as well as the levels of dissolved gas in waters downstream of our hydroelectric facilities and the resulting impact on free ranging fish.

     In addition, a lawsuit was filed against the owners of the Colstrip Generating Project (Colstrip). We have a 15 percent ownership interest in units 3 and 4 of Colstrip, which is located in southeastern Montana. The plaintiffs allege damages to buildings as a result of rising ground water as well as damages from contaminated waters leaking from the lakes and ponds of Colstrip.

     Further, a lawsuit was filed against all private owners of hydroelectric dams in Montana, including Avista Corp., alleging that the hydroelectric facilities are located on state-owned riverbeds and the owners have never paid compensation to the state’s public school trust fund. In May 2004, the Montana AG filed a complaint on behalf of the state to join in this lawsuit to allegedly protect and preserve state lands/school trust lands from use without compensation. In July 2004, the defendants (including Avista Corp.) filed a motion to dismiss the Montana AG’s complaint. In September 2004, the Court granted the motion to dismiss filed with respect to the original plaintiffs. However, the motion to dismiss the Montana AG’s complaint was denied, citing, among other things, that the FERC does not have exclusive jurisdiction over this matter.

     These matters are the subject of ongoing litigation, mediation, investigation and/or negotiation. We cannot predict the ultimate outcome or potential impact of any particular issue, including the extent, if any, of insurance coverage or the extent, if any, that amounts payable by us may be recoverable through the ratemaking process.

We need to maintain adequate credit with banks; and a downgrade in our credit ratings could negatively affect our energy trading businesses.

     We need to maintain access to adequate levels of credit with our banks. We currently have in place a 364-day revolving credit facility in the amount of $350.0 million, which is scheduled to expire on May 5, 2005. This committed line of credit is secured by $350.0 million of our non-transferable first mortgage bonds issued to the agent banks. However, at this time, we cannot predict whether we will have access to credit beyond the May 5, 2005 expiration date. The committed line of credit contains customary covenants and default provisions. As of September 30, 2004 we were in compliance will all such covenants, however, any future default on our committed line of credit or other financing arrangements could result in cross-defaults to other agreements and could induce vendors and other counterparties to demand collateral. In the event of default, it would be difficult for us to obtain financing on any reasonable terms to pay creditors or fund operations, and we would likely be prohibited from paying dividends on our common stock.

     On July 23, 2004, Avista Energy and its subsidiary, Avista Energy Canada, Ltd., as co-borrowers, amended their $110.0 million committed credit agreement to extend the expiration date to July 22, 2005. The Avista Energy credit agreement contains customary covenants and default provisions, including covenants to maintain “minimum net working capital” and “minimum net worth”, as well as a covenant limiting the amount of indebtedness which the co-borrowers may incur. The credit agreement also contains covenants and other restrictions related to Avista Energy’s trading limits and positions, including Value-at-Risk limits, restrictions with respect to changes in risk management policies or volumetric limits, and limits on exposure related to hourly and daily trading of electricity. Also, a reduction in the long-term corporate credit rating of Avista Corp. below its current levels would represent an event of default under Avista Energy’s credit agreement. These covenants, certain counterparty agreements and current market liquidity conditions result in Avista Energy maintaining certain levels of cash and therefore effectively limit the amount of cash dividends that are available for distribution to Avista Capital and ultimately Avista Corp. At this time, we cannot predict whether Avista Energy will have access to credit beyond the July 22, 2005 expiration date of its committed line of credit.

     If Avista Energy’s credit agreement were to become unavailable, Avista Energy would likely not have sufficient liquidity to meet its obligations.

We cannot assure you that an active trading market for the Offered Bonds will develop.

     We do not intend to apply for listing of the Offered Bonds on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Offered Bonds, the ability of the bondholders to see their Offered Bonds or the price at which the bondholders will be able to see the Offered Bonds. Future trading prices of the Offered Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

     The underwriters have informed us that they intend to make a market in the Offered Bonds. However, the underwriters are not obligated to do so, and any such market making activity may be terminated at any time without notice. If a market for the Offered Bonds does not develop, purchasers may be unable to resell the Offered Bonds for an extended period of time. Consequently, a bondholder may not be able to liquidate its investment readily, and the Offered Bonds may not be readily accepted as collateral for loans. In addition, such market making activity will be subject to restrictions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

USE OF PROCEEDS

     We will use net proceeds from the sale of the Offered Bonds to repay a portion of the borrowings outstanding under our committed line of credit.

SUMMARY FINANCIAL INFORMATION

     Set forth below is certain summary unaudited consolidated financial information for the nine months ended September 30, 2004 and 2003 and audited consolidated financial information for the years ended December 31, 2003 and 2002. This financial information has been derived from the consolidated financial statements of Avista Corporation, which are incorporated herein by reference. The following material should be read in conjunction with our consolidated financial statements and related notes, management’s discussion and analysis of results of operations and other financial information which are incorporated by reference herein.

	9 Months Ended
	September 30,				Year Ended December 31,

	2004		2003		2003	2002

	(in millions of dollars, except ratios)
Operating Revenues	$811		$814		$1,123	$1,063
Income from Operations	84		127		172	157
Income From Continuing Operations	13		36		51	42
Net Income	13		29		45	31
Income Available for Common Stock	13		28		43	29
Ratios of Earnings to Fixed Charges(1)	1.47	(2)	1.83	(2)	1.88	1.69

(1)	The ratios for the years 2001, 2000 and 1999 were 1.98, 3.62 and 1.71, respectively. The ratios are computed using the consolidated earnings and fixed charges of Avista Corp. and its subsidiaries. Earnings consist of Income from Continuing Operations increased by income tax expense and fixed charges. Fixed charges consist of interest on debt and preferred trust securities, net amortization of debt expense and premium, and the interest portion of rentals.

(2)	Calculated for the twelve months ended September 30, 2004 and 2003.

CAPITALIZATION

     The following table sets forth our consolidated capitalization as of September 30, 2004 as well as our consolidated cash balance and short-term debt (including the current portion of long-term debt). The following data are qualified in their entirety by our financial statements and other information incorporated herein by reference. The “As Adjusted” column reflects our issuance of the Offered Bonds, our receipt of proceeds of approximately $88.7 million from this offering (after discounts and commissions and estimated offering expenses) and the application of $88.7 million of the proceeds as discussed under “Use of Proceeds”.

	As of September 30, 2004

	Actual	As Adjusted

	(unaudited)
	(in millions of dollars)
Cash and Cash Equivalents	$106.5	$106.5

Short-Term Debt (including current portion of long-term debt)(1)	181.3	92.6
Long-Term Debt(1)	886.7	886.7
Long-Term Debt to Affiliated Trusts	113.4	113.4
Preferred Stock (subject to mandatory redemption)	29.8	29.8
Common Equity	745.5	745.5

Total Capitalization	$1,956.7	$1,868.0

(1)	Long-term debt includes $388.6 million of first mortgage bonds. Short-term debt includes $9.5 million of maturing secured medium-term notes and indebtedness outstanding under Avista Corp.’s $350.0 million revolving credit agreement, of which $170.0 million had been borrowed and was outstanding at September 30, 2004 and $81.3 million, as adjusted. Avista Corp. has delivered $350.0 million of non-transferable first mortgage bonds to the agent bank in order to secure its obligations under the revolving credit agreement.

DESCRIPTION OF THE OFFERED BONDS
     The following description of the particular terms of the Offered Bonds supplements the description of the general terms and provisions of the Bonds set forth under “Description of the Bonds” in the accompanying prospectus, to which description reference is hereby made. Certain capitalized terms used and not defined in this prospectus supplement are defined under “Description of the Bonds” in the accompanying prospectus.

General
The Offered Bonds will be issued as one series of Bonds under our Mortgage, which is more fully described in the accompanying prospectus.
     The Offered Bonds will be issued in fully registered form only, without coupons. The Offered Bonds will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with or on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Only Issuance—The Depository Trust Company”. The authorized denominations of the Offered Bonds will be $1,000 and any larger amount that is an integral multiple of $1,000. Except in limited circumstances described below, the Offered Bonds will not be exchangeable for Offered Bonds in definitive certificated form.

Principal, Maturity and Interest
     We are issuing $90,000,000 aggregate principal amount of Offered Bonds. The Offered Bonds will mature on December 1, 2019. We may, without the consent of holders of the Offered Bonds, issue additional bonds of the same series having the same interest rate, maturity and other terms (except the issue price and issue date) as the Offered Bonds. Interest on the Offered Bonds will accrue at the rate of 5.45% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year (each such date, an “Interest Payment Date”), and at maturity. The first such payment will be made on June 1, 2005. Avista Corp. will make each interest payment to the holders of record on the immediately preceding May 15 and November 15 .

     Interest on the Offered Bonds will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption
The Offered Bonds will be redeemable in whole at any time, or in part from time to time, at the option of Avista Corp., at a redemption price equal to the greater of
• 100% of the principal amount of the Offered Bonds being redeemed or
•	the sum of the present values of the remaining scheduled payments of principal of and interest (not including the portion of any scheduled payment of interest which accrued prior to the redemption date) on the Offered Bonds being redeemed discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 20 basis points, plus, in either of the above cases, accrued interest on such Offered Bonds to the redemption date.
     “Treasury Yield” means, with respect to any redemption of Offered Bonds, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the

S-10

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price. The Treasury Yield will be calculated as of the third business day preceding the redemption date or, if the Offered Bonds to be redeemed are to be defeased prior to the redemption date in accordance with the terms of the Mortgage, then as of the third business day prior to the earlier of (x) the date notice of such redemption is mailed to bondholders and (y) the date irrevocable arrangements with the Mortgage Trustee for the mailing of such notice have been made, as the case may be (the “Calculation Date”).

     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Offered Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Offered Bonds.

     “Comparable Treasury Price” means (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the Calculation Date, as set forth in the H.15 Daily Update of the Federal Reserve Bank of New York or (2) if such release (or any successor release) is not published or does not contain such prices on the Calculation Date, the Reference Treasury Dealer Quotation for the Calculation Date.

     “H.15(519)” means the weekly statistical release entitled “Statistical Release H.15 (519)”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

     “H.15 Daily Update” means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

     “Independent Investment Banker” means Goldman, Sachs & Co. or an independent investment banking institution of national standing appointed by Avista Corp. and reasonably acceptable to the Mortgage Trustee.

     “Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer, the average, as determined by the Mortgage Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Mortgage Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the Calculation Date).

     “Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City appointed by Avista Corp. and reasonably acceptable to the Mortgage Trustee.

Book-Entry Only Issuance—The Depository Trust Company

     DTC will act as initial securities depositary for the Offered Bonds. The Offered Bonds will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global certificates will be issued, representing in the aggregate the total principal amount of Offered Bonds and will be deposited with DTC or a custodian therefor.

The following is based upon information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for equity issues, corporate and municipal debt issues and money market instruments from many countries that its participants (“Direct

Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc. (the “NYSE”), the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

     Purchases of Offered Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on DTC’s records. The ownership interest of each actual purchaser of each Offered Bond (“Beneficial Owner”) is in turn to be recorded on the Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from Participants through which the Beneficial Owners purchased the Offered Bonds. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Offered Bonds, except in the event that use of the book-entry system for the Offered Bonds is discontinued.

     To facilitate subsequent transfers, all Offered Bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Offered Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to DTC. If less than all of the Offered Bonds are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Offered Bonds unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Avista Corp. as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Offered Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Offered Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Mortgage Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participants and not of DTC or Avista Corp., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Avista Corp., disbursement of payments to Direct Participants is the responsibility of DTC, and disbursement of payments to the Beneficial Owners is the responsibility of Participants.

     DTC may discontinue providing its services as depositary for the Offered Bonds at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the Offered Bonds will be delivered to the Beneficial Owners. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Offered Bonds. In that event, certificates for the Offered Bonds will be printed and delivered to the holders of Record.

     The information in this section concerning DTC and DTC’s book-entry system and procedures has been obtained from DTC, and we take no responsibility for the accuracy thereof. Neither we, the Mortgage Trustee nor the underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Offered Bonds or for maintaining, supervising or reviewing any such records.

     Except as provided herein, a Beneficial Owner of an interest in a global Offered Bond certificate may not receive physical delivery of the Offered Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Offered Bonds.

UNDERWRITING

     We and the underwriters for the offering named below (the “Underwriters”) have entered into an underwriting agreement with respect to the Offered Bonds. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Offered Bonds indicated in the following table.

Principal Amount
Underwriters	of Offered Bonds

Goldman, Sachs & Co.	$72,000,000
BNY Capital Markets, Inc.	9,000,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	9,000,000

Total	$90,000,000

     The Underwriters are committed to take and pay for all of the Offered Bonds being offered, if any are taken.

     Offered Bonds sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Offered Bonds sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.450% of the principal amount of Offered Bonds. Any such securities dealers may resell any Offered Bonds purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of Offered Bonds. If all the Offered Bonds are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

     The Offered Bonds are a new issue of securities with no established trading market. We have been advised by the Underwriters that the Underwriters intend to make a market in the Offered Bonds but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Bonds or that an active public market for the Offered Bonds will develop. If any active public trading market for the Offered Bonds does not develop, the market price and liquidity of the Offered Bonds may be adversely affected. See “Risk Factors”.

     In connection with the offering of the Offered Bonds, the Underwriters may purchase and sell Offered Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Offered Bonds than they are required to purchase in the offering of the Offered Bonds. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Offered Bonds while the offering of the Offered Bonds is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Offered Bonds sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Offered Bonds. As a result, the price of the Offered Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     We estimate that our share of the total expenses related to the offering of the Offered Bonds, excluding underwriting discounts and commissions, will be approximately $350,000.

     We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the Underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. In particular, an affiliate of BNY Capital Markets, Inc. is the Administrative Agent and issuing bank under our credit facility, and an affiliate of KeyBanc Capital Markets, a Division of McDonald Investments Inc., is a Documentation Agent under the same credit facility. The proceeds of this offering will be used to repay loans under the credit facility. See “Use of Proceeds”. Because more than ten percent of the net proceeds of this offering will be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in this offering, this offering will be conducted in accordance with NASD Conduct Rule 2710(h).

PROSPECTUS

$349,635,000

AVISTA CORPORATION

Debt Securities

Common Stock
(no par value)

     Avista Corporation may offer from time to time up to $349,635,000 in total amount of these securities at prices and on terms to be determined at the time of sale.

     One or more supplements to this prospectus will indicate the terms of each offering of securities, including the offering price, and, with respect to each series of debt securities and each tranche within a series, the series designation,
  principal amount,
  stated maturity date,
  interest rate and interest payment dates,
  initial public offering price,
  provisions for redemption, if any, and
  provisions for conversion, if any.

     Outstanding shares of Avista Corp.’s Common Stock are listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “AVA”. New shares of Common Stock will also be listed on those exchanges. Like the outstanding shares of Common Stock, the new shares will be issued and will trade with the related preferred share purchase rights.

     Avista Corporation may sell the securities to or through underwriters, dealers or agents or directly to one or more purchasers.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 19, 2004.

     This prospectus incorporates by reference important business and financial information about Avista Corp. that is not included in or delivered with this prospectus. See “Where You Can Find More Information”. You may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

Avista Corporation

Post Office Box 3727
Spokane, Washington 99220

Attention: Treasurer
Telephone: (509) 489-0500

TABLE OF CONTENTS

About This Prospectus	1	Description of Common Stock	21
Safe Harbor For Forward-Looking Statements	1	Where You Can Find More Information	25
Avista Corporation	3	Plan of Distribution	26
Use of Proceeds	4	Legal Matters	27
Description of the Bonds	4	Experts	27
Description of the Notes	12

     We have not authorized anyone to give you any information other than this prospectus and the usual supplements to this prospectus. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus is accurate as of any date other than the date mentioned on the cover page of those documents. We are not offering to sell the Securities (defined below) and we are not soliciting offers to buy the Securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Avista Corporation filed with the Securities and Exchange Commission (the “SEC”), using the “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $349,635,000. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities, including the plan of distribution. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information”. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement.

     References in the prospectus to the term “we”, “us” or “Avista Corp.” or other similar terms mean Avista Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

     We may use this prospectus to offer from time to time:

  Secured bonds issued under a Mortgage and Deed of Trust, dated as of June 1, 1939 (the “Original Mortgage”) between Avista Corp. and Citibank, N.A., as trustee (the “Mortgage Trustee”); the Original Mortgage, as amended and supplemented from time to time, being hereinafter called the “Mortgage”. The secured bonds offered by this prospectus are hereinafter referred to as “Bonds”.
  Unsecured notes, debentures or other debt securities issued under an Indenture, dated as of April 1, 1998 (the “Original Indenture”) between Avista Corp. and JPMorgan Chase Bank, as trustee (the “Indenture Trustee”); the Original Indenture, as amended and supplemented from time to time, being hereinafter called the “Indenture”. The unsecured notes, debentures and other debt securities  offered by this prospectus are hereinafter referred to as “Notes” and, together with the Bonds, are hereinafter referred to as “Debt Securities”.
  Common Stock, no par value, of Avista Corporation, together with attached preferred share purchase rights (the “Common Stock”, and, together with the Debt Securities, the “Securities”).

     For more detailed information about the Securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See “Where You Can Find More Information”.

     See page 1 for “Safe Harbor for Forward-Looking Statements”, which sets forth a warning regarding forward-looking information contained or incorporated by reference in this prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     We are including the following cautionary statements in this prospectus to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Avista Corp. Forward-looking statements include statements concerning plans, objectives, goals, strategies, projections of future events or performance, and underlying assumptions (many of which are based, in turn, upon further assumptions). Forward looking statements are all statements other than statements of historical fact including, without limitation, those that are identified by the use of words such as, but not limited to, “will”, “anticipates”, “seeks to”, “estimates”, “expects”, “intends”, “plans”, “predicts”, and similar expressions. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Avista Corp., are also expressly qualified by these cautionary statements.

     Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Most of these uncertainties are beyond our control. Such risks and uncertainties include, among others:

  changes in the utility regulatory environment in the individual states and provinces in which we operate and the United States and Canada in general. This can impact allowed rates of return, financings, or industry and rate structures;
  the impact of regulatory and legislative decisions, including Federal Energy Regulatory Commission (“FERC”) price controls, and including possible retroactive price caps and resulting refunds;
  the potential effects of any legislation or administrative rulemaking passed into law;
  the impact from the potential formation of a Regional Transmission Organization and/or an Independent Transmission Company;
  the impact from the implementation of the FERC’s proposed wholesale power market rules;
  volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales;
  wholesale and retail competition (including but not limited to, electric retail wheeling and transmission costs);
  future streamflow conditions that affect the availability of hydroelectric resources;
  outages at any Avista Corp. owned generating facilities from any cause, including equipment failure;
  unanticipated delays or changes in construction costs with respect to present or prospective facilities;
  changes in weather conditions that can affect customer demand, result in natural disasters and/or disrupt energy delivery;
  changes in industrial, commercial and residential growth and demographic patterns in our service territory;
  the loss of significant customers and/or suppliers;
  failure to deliver on the part of any parties from which we purchase and/or sell capacity or energy;
  changes in the creditworthiness of customers and energy trading counterparties;
  our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rate fluctuations and other capital market conditions;
  changes in future economic conditions in our service territory and the United States in general, including inflation or deflation and monetary policy;
  the potential for future terrorist attacks, particularly with respect to utility plant assets;
  changes in tax rates and/or policies;
  changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs;
  the outcome of legal and regulatory proceedings concerning Avista Corp. or affecting directly or indirectly its operations, including the potential disallowance of previously deferred costs;
  employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as the ability to recruit and retain employees;
  changes in actuarial assumptions and the return on assets with respect to our pension plan, which can impact future funding obligations, costs and pension plan liabilities;
  increasing health care costs and the resulting effect on health insurance premiums paid for employees and on the obligation to provide post-retirement health care benefits; and
  increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

     Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. However, there can be no assurance that our expectations, beliefs, or projections will be achieved or accomplished. Furthermore, any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on Avista Corp.’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

AVISTA CORPORATION

General

     Avista Corp., which was incorporated in the State of Washington in 1889, is an energy company engaged in the generation, transmission and distribution of energy as well as other energy-related businesses. Our corporate headquarters are in Spokane, Washington, which serves as the Inland Northwest center for manufacturing, transportation, health care, education, communication, agricultural, financial and service businesses.

       Avista Corp. has four business segments:

  Avista Utilities;
  Energy Marketing and Resource Management;
  Avista Advantage, Inc. (“Avista Advantage”); and
  Other.

     Avista Utilities is an operating division of Avista Corp. comprising the regulated utility operations that started in 1889. Avista Capital, our wholly-owned subsidiary, is the parent company of all of the subsidiary companies in the non-utility business segments.

Avista Utilities

     Avista Utilities generates, transmits and distributes electricity and distributes natural gas. Retail electric and natural gas customers include residential, commercial and industrial classifications. Avista Utilities also engages in wholesale purchases and sales of electric capacity and energy as part of its resource management and load-serving obligations.

     Avista Utilities provides electric distribution and transmission as well as natural gas distribution services in a 26,000 square mile area in eastern Washington and northern Idaho with a population of approximately 850,000. It also provides natural gas distribution service in a combined 4,000 square mile area in northeast and southwest Oregon and the South Lake Tahoe region of California with a population of approximately 495,000. At the end of 2003, Avista Utilities supplied retail electric service to a total of approximately 325,000 customers and retail natural gas service to a total of approximately 298,000 customers across its entire service territory.

     In addition to providing electric transmission and distribution services, Avista Utilities generates electricity from its owned facilities. Avista Utilities owns and operates eight hydroelectric projects, a wood-waste fueled generating station, a two-unit natural gas-fired combustion turbine (“CT”) generating facility and two small generating facilities. In addition, Avista Utilities has a 50 percent ownership interest in a combined-cycle natural gas-fired facility. Avista Utilities also owns a 15 percent share in a two-unit coal-fired generating facility and leases and operates a two-unit natural gas-fired CT generating facility. WP Funding LP, an entity that is included in our consolidated financial statements and included in the Avista Utilities business segment, owns the two-unit natural gas-fired CT generating facility that is leased by Avista Utilities. In addition to company-owned resources, Avista Utilities has a number of long-term power purchase and exchange contracts that increase its available resources.

Energy Marketing and Resource Management

     The Energy Marketing and Resource Management business segment includes Avista Energy, Inc. (“Avista Energy”) and Avista Power, LLC (“Avista Power”), both subsidiaries of Avista Capital.

     Avista Energy is an electricity and natural gas marketing, trading and resource management business, operating primarily within the Western Electricity Coordinating Council geographic area, which is comprised of eleven western states as well as the provinces of British Columbia and Alberta, Canada. Avista Energy focuses on optimization of combustion turbines and hydroelectric assets owned by other entities, long-term electric supply contracts, natural gas storage, and electric transmission and natural gas transportation arrangements. Avista Energy is also involved in trading electricity and natural gas, including derivative commodity instruments.

     Avista Power is an investor in certain generation assets, primarily its 49 percent interest in a 270-megawatt natural gas-fired combustion turbine plant in northern Idaho (“Lancaster Project”), which commenced commercial operation in September 2001. All of the output from the Lancaster Project is contracted to Avista Energy through 2026.

Avista Advantage

     Avista Advantage is a provider of utility bill processing, payment and information services to multi-site customers throughout North America. Avista Advantage’s solutions are designed to provide multi-site companies with critical and easy-to-access information that enables them to proactively manage and reduce their facility-related expenses.

Other

     The Other business segment includes several subsidiaries, including Avista Ventures, Inc., Pentzer Corporation, Avista Development and certain other operations of Avista Capital. We continue to limit our future investment in the Other business segment. Over time as opportunities arise, we plan to dispose of assets and phase out of operations in the Other business segment.

Discontinued Operations

      In July and September 2003, Avista Corp. announced total investments of $12.2 million by private equity investors in a new entity, ReliOn, Inc. (formerly AVLB, Inc.), which acquired the assets previously held by Avista Corp.’s fuel cell manufacturing and development subsidiary, Avista Labs. As such, these operations are reported as a discontinued operation. As of March 31, 2004, Avista Corp., through Avista Labs, had an ownership interest of approximately 17.5 percent in ReliOn, Inc., with the opportunity, but no further obligation, to fund or invest in this business.

     Avista Communications, Inc. provided local dial tone, data transport, internet services, voice messaging and other telecommunications services to several communities in the western United States. In September 2001, we decided to dispose of substantially all of the assets of Avista Communications, Inc. The divestiture of operating assets was completed by the end of 2002.

USE OF PROCEEDS

     Unless we indicate differently in a supplement to this prospectus, Avista Corp. intends to use the net proceeds from the issuance and sale of the Securities offered by this prospectus for any or all of the following purposes: (a) to fund Avista Utilities’ construction, facility improvement and maintenance programs, (b) to refinance maturing long-term debt, (c) to continue to fund retirements (through redemption, purchase or acquisition) of longer-term debt , (d) to repay short-term debt, (e) to accomplish other general corporate purposes permitted by law and (f) to reimburse Avista Corp.’s treasury for funds previously expended for any of these purposes.

DESCRIPTION OF THE BONDS

     Avista Corp. may issue the Bonds in one or more series or tranches within a series. The terms of the Bonds will include those stated in the Mortgage and those made part of the Mortgage by the Trust Indenture Act. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Mortgage and the Trust Indenture Act. The Bonds, together with all other debt securities outstanding under the Mortgage, are hereinafter called, collectively, the “Mortgage Securities”. Avista Corp. has filed the Mortgage, as well as a form of supplemental indenture to the Mortgage to establish a series of Bonds, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Mortgage. Wherever particular provisions of the Mortgage or terms defined in the Mortgage are referred to, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. Sections 125 through 150 of the Mortgage appear in the first supplemental indenture to the Original Mortgage. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Mortgage.

     The registered holder of a Bond will be treated as the owner of it for all purposes. Only registered holders will have rights under the Mortgage.

     The applicable prospectus supplements will describe the following terms of the Bonds of each series:

  the title of the Bonds;
  any limit upon the aggregate principal amount of the Bonds;
  the date or dates on which the principal of the Bonds is payable or the method of determination thereof and the right, if any, to extend such date or dates;
  (a) the rate or rates at which the Bonds will bear interest, if any, or the method by which such rate or rates, if any, will be determined, (b) the date or dates from which any such interest will accrue, (c) the interest payment dates on which any such interest will be payable, (d) the right, if any, of Avista Corp. to defer or extend an interest payment date, (e) the regular record date for any interest payable on any interest payment date and (f) the person or persons to whom the interest on the Bonds will be payable on any interest payment date, if other than the person or persons in whose names the Bonds are registered at the close of business on the regular record date for such interest;
  any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Bonds may be redeemed, in whole or in part, at the option of Avista Corp.;
  (a) the obligation or obligations, if any, of Avista Corp. to redeem or purchase any of the Bonds pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder, (b) the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Bonds will be redeemed or purchased, in whole or in part, pursuant to such obligation, and (c) applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;
  the terms, if any, upon which the Bonds may be converted into other securities of Avista Corp.;
  the denominations in which any of the Bonds will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;
  if the Bonds are to be issued in global form, the identity of the depositary; and
  any other terms of the Bonds.

Payment and Paying Agents

     Except as may be provided in the applicable prospectus supplement, Avista Corp. will pay interest, if any, on each Bond on each interest payment date to the person in whose name such Bond is registered (for purposes of this section of the prospectus, the registered holder of any Mortgage Security is herein referred to as a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that Avista Corp. will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid.

     Unless otherwise specified in the applicable prospectus supplement, Avista Corp. will pay the principal of and premium, if any, and interest, if any, on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of Citibank, N.A. in New York, New York, as paying agent for Avista Corp. Avista Corp. may change the place of payment of the Bonds, may appoint one or more additional paying agents (including Avista Corp.) and may remove any paying agent, all at its discretion.

Registration and Transfer

     The transfer of Bonds may be registered, and Bonds may be exchanged for other Bonds, upon surrender thereof at the principal office of Citibank, N.A. which has been designated by Avista Corp. as its office or agency for such purposes. Avista Corp. may change such office or agency, and may designate an additional office or agency, in its discretion. No service charge will be made for any registration of transfer or exchange of Bonds, but Avista Corp. may require payment of a sum sufficient to cover any tax or other governmental charge incident thereto. Avista Corp. will not be required to make any transfer or exchange of any Bonds for a period of 10 days next preceding any selection of Bonds for redemption, nor will it be required to make transfers or exchanges of any Bonds which have been selected for redemption in whole or in part or as to which Avista Corp. shall have received a notice for the redemption thereof in whole or in part at the option of the Holder.

Redemption

     The applicable prospectus supplement will indicate the extent, if any, to which the Bonds will be subject to (a) general redemption at the option of Avista Corp. or (b) special redemption by the application (either at the option of Avista Corp. or pursuant to the requirements of the Mortgage) of (x) cash deposited with the Mortgage Trustee as described under “Special Provisions for Retirement of Bonds” below or (y) cash deposited with the Mortgage Trustee in connection with the release of property from the lien of the Mortgage.

     Notice of redemption will be given by mail not less than 30 days prior to the date fixed for redemption. (Mortgage, Sec. 52)

     If less than all the Bonds of a series are to be redeemed, the particular Bonds to be redeemed will be selected by the Mortgage Trustee by lot, according to such method as it shall deem proper in its discretion. (Mortgage, Sec. 52)

     Any notice of redemption at the option of Avista Corp. may state that such redemption will be conditional upon receipt by the Mortgage Trustee, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Bonds and that if such money has not been so received, such notice will be of no force or effect and Avista Corp. will not be required to redeem such Bonds. (Mortgage, Sec. 52)

Issuance of Additional Mortgage Securities

     In addition to the Bonds, other debt securities may be issued under the Mortgage. The present principal amount of debt securities which may be outstanding under the Mortgage is $10,000,000,000. However, Avista Corp. has reserved the right to amend the Mortgage (without any consent of or other action of Holders of any Mortgage Securities now or hereafter outstanding) to remove this limitation.

      Mortgage Securities of any series may be issued from time to time on the basis of:

  70% of cost or fair value to Avista Corp. (whichever is less) of property additions which have not previously been made the basis of any application under the Mortgage and therefore do not constitute funded property after adjustments to offset property retirements;
  an equal principal amount of Mortgage Securities which have been or are to be paid, redeemed or otherwise retired and have not previously been made the basis of any application under the Mortgage; or
  deposit of cash.

     Property additions generally include electric, natural gas, steam or water property acquired after May 31, 1939, but may not include property used principally for the production or gathering of natural gas. Any such property additions may be used if their ownership and operation is within the corporate purposes of Avista Corp. regardless of whether or not Avista Corp. has all the necessary permission it may need at any time from governmental authorities to operate such property additions.

     The Mortgage provides that no reduction in the book value of the property recorded in the plant account of Avista Corp. shall constitute a property retirement, otherwise than in connection with physical retirements of property abandoned, destroyed or disposed of, and otherwise than in connection with the removal of such property in its entirety from the plant account.

     The Holders of the Bonds will be deemed to have consented to an amendment to the provision of the Mortgage which requires that Avista Corp. deliver an opinion of counsel as to the status of the lien of the Mortgage on property additions being certified to the Mortgage Trustee. The amendment would permit us to deliver to the Mortgage Trustee, in lieu of such opinion, title insurance with respect to such property additions in an amount not less than 35% of the cost or fair value to Avista Corp. (whichever is less) of such property additions. Such amendment could not be made without the requisite consent of the Holders of outstanding Mortgage Securities as described under “—Modification”.

     No Mortgage Securities may be issued on the basis of property additions subject to prior liens, unless the prior lien bonds secured thereby have been qualified by being deducted from the Mortgage Securities otherwise issuable and do not exceed 70% of such property additions, and unless the Mortgage Securities then to be outstanding which have been issued against property subject to continuing prior liens and certain other items would not exceed 15% of the Mortgage Securities outstanding.

     The amount of prior liens on mortgaged property acquired after the date of delivery of the Mortgage may be increased subsequent to the acquisition of such property provided that, if any property subject to such prior lien shall have been made the basis of any application under the Mortgage, all the additional obligation are deposited with the Mortgage Trustee or other holder of a prior lien.

     (Mortgage, Secs. 4 through 8, 20 through 30 and 46; First Supplemental, Sec. 2; Eleventh Supplemental, Sec. 5; Twelfth Supplemental, Sec. 1; Fourteenth Supplemental, Sec. 4; Seventeenth Supplemental, Sec. 3; Eighteenth Supplemental, Secs. 1, 2 and 6; Twenty-sixth Supplemental, Sec. 2; Twenty-ninth Supplemental, Art. II)

     Net Earnings Test

     In general, Avista Corp. may not issue Mortgage Securities on the basis of property additions or cash unless net earnings for 12 consecutive months out of the preceding 18 calendar months (before income taxes, depreciation and amortization of property, property losses and interest on any indebtedness and amortization of debt discount and expense) are at least twice the annual interest requirements on all Mortgage Securities at the time outstanding, including the additional issue, and on all indebtedness of prior rank.

     Avista Corp. is not required to satisfy the net earnings requirement prior to the issuance of Mortgage Securities on the basis of retired Mortgage Securities unless the annual interest requirements on the retired Mortgage Securities on the basis of which the new Mortgage Securities are to be issued have been excluded from a net earnings certificate delivered to the Mortgage Trustee since the retirement of such Mortgage Securities; or
  the retired Mortgage Securities on the basis of which the new Mortgage Securities are to be issued mature by their terms at a date more than two years after the date for authentication and delivery of the new Mortgage Securities and the new Mortgage Securities bear interest at a higher rate than such retired Mortgage Securities.

       In general, the Mortgage permits the inclusion of the following items in net earnings:

  revenues collected or accrued subject to possible refund;
  any portion of the allowance for funds used during construction; and
  any portion of the allowance for funds used to conserve energy (or any analogous amount), which is not included in “other income” (or any analogous item) in Avista Corp.’s books of account.

     The Mortgage also provides that, in calculating net earnings, no deduction from revenues or other income shall be made for expenses or provisions for any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense due to the non-recoverability of investment); or
  provisions for any refund of revenues previously collected or accrued subject to possible refund.

     In general, the interest rate requirement with respect to variable interest rate indebtedness, if any, is determined by reference to the rate or rates to be in effect at the time of the initial issuance. However, if any Mortgage Securities or prior ranking indebtedness bears interest at a variable rate, the annual interest requirements thereon shall be determined by reference to the rate or rates in effect on the date next preceding the date of the new issue of Mortgage Securities.

Security; Structural Subordination

     The Bonds, together with all other Mortgage Securities now or hereafter issued under the Mortgage, will be secured by the Mortgage, which constitutes a first mortgage lien on Avista Corp.’s facilities for the generation, transmission and distribution of electric energy and the storage and distribution of natural gas and substantially all of Avista Corp.’s assets (except as stated below), subject to leases of minor portions of Avista Corp.’s property to others for uses that do not interfere with Avista Corp.’s business;
  leases of certain property of Avista Corp. not used in its utility business;
  excepted encumbrances, as defined in the Mortgage; and
  encumbrances, defects and irregularities deemed immaterial by Avista Corp. in the operation of Avista Corp.’s business.

     There are excepted from the lien all cash and securities (including without limitation securities issued by Avista Corp.’s subsidiaries); merchandise, equipment, materials or supplies held for sale or consumption in Avista Corp.’s operations; receivables, contracts, leases and operating agreements; electric energy, and other material or products (including gas) generated, manufactured, produced or purchased by Avista Corp., for sale, distribution or use in the ordinary course of its business. (Mortgage, Granting Clauses)

      The Mortgage contains provisions for subjecting to the lien thereof all property (other than property of the kinds excepted from such lien) acquired by Avista Corp. after the execution and delivery thereof, subject to purchase money liens and liens existing thereon at the time of acquisition and, subject to limitations in the case of consolidation, merger or sale of substantially all of Avista Corp.’s assets. (Mortgage, Granting Clauses and Art. XV)

      The Mortgage provides that the lien of the Mortgage shall not automatically attach to the properties of another corporation which shall have consolidated or merged with Avista Corp. in a transaction in which Avista Corp. shall be the surviving or resulting corporation. (Mortgage, Sec. 87)

     The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the Mortgage Securities, for the payment of its reasonable compensation and expenses and for indemnity. (Mortgage, Secs. 92 and 97; First Supplemental, Art. XXV)

      Although its utility operations are conducted directly by Avista Corp., all of the other operations of Avista Corp. are conducted through its subsidiaries. The lien of the Mortgage does not cover the assets of the subsidiaries or the securities of the subsidiaries held by Avista Corp. Any right of Avista Corp., as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon such subsidiary’s liquidation or reorganization (and the right of the Holders of the Bonds and other creditors of Avista Corp. to participate in those assets) is junior to the claims against such assets of that subsidiary’s creditors. As a result, the obligations of Avista Corp. to the holders of the Bonds and other creditors are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Avista Corp.’s direct and indirect subsidiaries.

     At December 31, 2003, $588.5 million of Mortgage Securities were outstanding. This amount includes $245 million of non-transferable Mortgage Securities which were issued in May 2003 to the agent bank under Avista Corp.’s primary credit facility in order to provide the benefit of the lien of the Mortgage to secure Avista Corp.’s obligations. The indebtedness under the credit facility (including the collateral Mortgage Securities) is included in Avista Corp.’s short-term debt.

Maintenance

     The Mortgage provides that Avista Corp. will cause (or, with respect to property owned in common with others, make reasonable effort to cause) the mortgaged property to be maintained and kept in good repair, working order and condition, and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made such repairs, renewals and replacements of the mortgaged property as, in Avista Corp.’s sole judg-

ment, may be necessary to operate the mortgaged property in accordance with common industry practice. Avista Corp. may discontinue, or cause or consent to the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the sole judgment of Avista Corp., desirable in the conduct of its business. (Mortgage, Sec. 38)

Special Provisions for Retirement of Bonds

     If, during any 12-month period, any of the mortgaged property is taken by eminent domain and/or sold to any governmental authority and/or sold pursuant to an order of a governmental authority, with the result that Avista Corp. receives $15,000,000 or more in cash or in principal amount of purchase money obligations, Avista Corp. is required to apply such cash and the proceeds of such obligations (subject to certain conditions and deductions, and to the extent not otherwise applied) to the redemption of Mortgage Securities which are, by their, terms, redeemable before maturity by the application of such cash and proceeds. (Mortgage, Sec. 64; Tenth Supplemental, Sec. 4)

Release and Substitution of Property

     Unless Avista Corp. is in default in the payment of the interest on any Mortgage Securities then outstanding under the Mortgage, or a Completed Default shall have occurred and is continuing, Avista Corp. may obtain the release from the lien of the Mortgage of any mortgaged property upon the deposit of cash equal to the amount, if any, that the fair value of the property to be released exceeds the aggregate of:

(1)	the principal amount of any obligations secured by purchase money mortgage upon the property released and delivered to the Mortgage Trustee;
(2)	the cost or fair value (whichever is less) of property additions which do not constitute funded property, after certain deductions and additions;
(3)
an amount equal to 10/7ths of the principal amount of Mortgage Securities that Avista Corp. would be entitled to issue on the basis of retired securities (with such entitlement being waived by operation of such release); and

(4)
the principal amount of obligations secured by purchase money mortgage upon the property released, and/or an amount in cash delivered to the trustee or other holder of a lien prior to the lien of the Mortgage.

     The use of obligations secured by purchase money mortgage as a credit in connection with the release of property, as described in clauses (1) and (4) above, is subject to the following limitations:

(1)	the aggregate credit which may be used as described in clauses (1) and (4) above in respect of any property being released may not exceed 70% of the fair value of such property; and
(2)
the aggregate principal amount of such obligations described in (1) and (4) above and all other obligations secured by purchase money mortgage delivered to the Mortgage Trustee pursuant to said clauses (1) and (4) and then held as part of the mortgaged property by the Mortgage Trustee or the trustee or other holder of a prior lien shall not exceed 40% of the aggregate principal amount of outstanding Mortgage Securities.

     To the extent that property so released does not constitute funded property, the property additions used to effect the release will not, in certain cases, be deemed to constitute funded property, and the waiver of the right to issue Mortgage Securities to effect the release will, in certain cases, cease to be effective as such a waiver, all upon the satisfaction of certain conditions specified in the Mortgage. The Mortgage contains similar provisions as to cash proceeds of such property. The Mortgage also contains special provisions with respect to prior lien bonds pledged and disposition of moneys received on pledged bonds secured by a prior lien. (Mortgage, Secs. 5; 31, 32, 46 through 50, 59, 60, 61, 118 and 134)

Modification

     Modifications Without Consent

     Avista Corp. and the Mortgage Trustee may enter into one or more supplemental indentures without the consent of any Holders for any of the following purposes:

  to evidence the succession of another corporation to Avista Corp. and the assumption by such successor of the covenants of Avista Corp. in the Mortgage and the Mortgage Securities;

  to add additional covenants of Avista Corp. and additional defaults, which may be applicable only to the Mortgage Securities of specified series;
  to correct the description of property subject to the lien of the Mortgage or to subject additional property to such lien;
  to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage; provided, that no such change, elimination or addition shall adversely affect the interests of the Holders in any material respect;
  to establish the form or terms of Mortgage Securities of any series;
  to provide for procedures to utilize a non-certificated system of registration for all or any series of Mortgage Securities;
  to change any place or places for payment, registration of transfer or exchange, or notices to and demands upon Avista Corp., with respect to all or any series of Mortgage Securities;
  to increase or decrease the maximum principal amount of Mortgage Securities issuable under the Mortgage;
  to make any other changes which do not adversely affect interests of the Holders in any material respect; or
  to evidence any change required or permitted under the Trust Indenture Act of 1939, as amended.

     (Mortgage, Sec. 120; Twenty-sixth Supplemental Indenture, Sec. 2; Twenty-ninth Supplemental Indenture, Article II)

     Modification With Consent

     In general, the Mortgage, the rights and obligations of Avista Corp. and the rights of the Holders may be modified with the consent of 60% in principal amount of the Mortgage Securities outstanding, and, if less than all series of Mortgage Securities are affected, the consent also of 60% in principal amount of the Mortgage Securities of each series affected. However, no modification of the terms of payment of principal or interest, and no modification affecting the lien or reducing the percentage required for modification, is effective against any Holder without its consent. (Mortgage, Art. XVIII, Sec. 149; First Supplemental, Sec. 10)

Satisfaction and Discharge

     Mortgage Securities will be deemed to have been paid for purposes of satisfaction of the lien of the Mortgage if there shall have been irrevocably deposited with the Mortgage Trustee for the payment or redemption of such Mortgage Securities:

  money in an amount which will be sufficient,
  Government Obligations, none of which shall contain provisions permitting the redemption thereof at the option of the issuer thereof, the principal of and the interest on which when due, and without regard to reinvestment thereof, will provide moneys which will be sufficient, or a combination of money and Government Obligations which will be sufficient,

to pay when due the principal of, premium, if any, and interest due and to become due on all outstanding Mortgage Securities on the maturity date or redemption date of such Mortgage Securities. For this purpose, “Government Obligations” include direct obligations of the government of the United States or obligations guaranteed by the government of the United States. (Mortgage, Sec. 106)

     The Mortgage Trustee may, and upon request of Avista Corp. shall, cancel and discharge the lien of the Mortgage and reconvey the Mortgaged Property to Avista Corp. whenever all indebtedness secured thereby has been paid.

     The right of Avista Corp. to cause its entire indebtedness in respect of the Mortgage Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

Completed Defaults

       Any of the following events will constitute a “Completed Default” under the Mortgage:

  failure to pay principal of, or premium, if any, on any Mortgage Security when due;
  failure to pay interest on any Mortgage Security within sixty (60) days after the same becomes due;
  failure to pay interest on, or principal of, any qualified prior lien bonds beyond any grace period specified in the prior lien securing such prior lien bond;
  certain events relating to bankruptcy, insolvency or reorganization of Avista Corp.; and
  failure to perform, or breach of, any other covenants of Avista Corp. for a period of 90 days after notice to us from the Mortgage Trustee.

     The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of Mortgage Securities) if it determines that it is in the interest of the Holders. (Mortgage, Secs. 44, 65 and 135)

Remedies

     Acceleration of Maturity

     If a Completed Default occurs and is continuing, the Mortgage Trustee may, and upon written request of the Holders of a majority in principal amount of Mortgage Securities then outstanding shall, declare the principal of, and accrued interest on, all outstanding Mortgage Securities immediately due and payable; provided, however, that the Holders of a majority in principal amount of outstanding Mortgage Securities may annul such declaration if before any sale of the mortgaged property:

  all agreements with respect to which default shall have been made shall be fully performed or otherwise cured; and
  all overdue interest and all reasonable expenses of the Mortgage Trustee, its agents and attorneys shall have been paid by Avista Corp., except for the principal of any Mortgage Securities that would not have been due except for such acceleration.

       (Mortgage, Sec. 65)

     Possession of Mortgaged Property

     Under certain circumstances and to the extent permitted by law, if a Completed Default occurs and is continuing, the Mortgage Trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the Mortgage Trustee or pursuant to judicial proceedings, the principal of the outstanding Mortgage Securities, if not previously due, will become immediately due. (Mortgage, Secs. 66, 67 and 71)

     Right to Direct Proceedings

     If a Completed Default occurs and is continuing, the Holders of a majority in principal amount of the Mortgage Securities then outstanding will have the right to direct the time, method and place of conducting any proceedings to be taken for any sale of the mortgaged property, the foreclosure of the Mortgage, or for the appointment of a receiver or any other proceeding under the Mortgage, provided that such direction does not conflict with any rule of law or with the Mortgage. (Mortgage, Sec. 69)

      No Impairment of Right to Receive Payment

     Notwithstanding any other provision of the Mortgage, the right of any Holder to receive payment of the principal of and interest on such Mortgage Security, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder. (Mortgage, Sec. 148)

     Notice of Default

     No Holder may enforce the lien of the Mortgage unless such Holder shall have given the Mortgage Trustee written notice of a Completed Default and unless the Holders of 25% in principal amount of the Mortgage Securities have requested the Mortgage Trustee in writing to act and have offered the Mortgage Trustee adequate security and indemnity and a reasonable opportunity to act. (Mortgage, Sec. 79)

     Remedies Limited by State Law

     The laws of the various states in which the property subject to the lien of the Mortgage is located may limit or deny the ability of the Mortgage Trustee and/or the Holders to enforce certain rights and remedies provided in the Mortgage in accordance with their terms.

Concerning the Mortgage Trustee

     The Mortgage Trustee has, and is subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939, as amended. Subject to such provisions, the Mortgage Trustee is not under any obligation to take any action in respect of any default or otherwise, or toward the execution or enforcement of any of the trusts created by the Mortgage, or to institute, appear in or defend any suit or other proceeding in connection therewith, unless requested in writing so to do by the Holders of a majority in principal amount of the Mortgage Securities then outstanding. Anything in the Mortgage to the contrary notwithstanding, the Mortgage Trustee is under no obligation or duty to perform any act thereunder (other than the delivery of notices) or to institute or defend any suit in respect hereof, unless properly indemnified to its satisfaction. (Mortgage, Sec. 92)

     The Mortgage Trustee may at any time resign and be discharged of the trusts created by the Mortgage by giving written notice to Avista Corp. and thereafter publishing notice thereof, specifying a date when such resignation shall take effect, as provided in the Mortgage, and such resignation shall take effect upon the day specified in such notice unless a successor trustee shall have previously been appointed by the Holders or Avista Corp. and in such event such resignation shall take effect immediately upon the appointment of such successor trustee. The Mortgage Trustee may be removed at any time by the Holders of a majority in principal amount of the Mortgage Securities then outstanding. (Mortgage, Secs. 100 and 101)

        If Avista Corp. appoints a successor trustee and such successor trustee has accepted the appointment, the Mortgage Trustee will be deemed to have resigned as of the date of such successor trustee’s acceptance. (Mortgage, Sec. 102)

Evidence of Compliance with Mortgage Provisions

     Compliance with provisions of the Mortgage is evidenced by written statements of Avista Corp.’s officers or persons selected or paid by Avista Corp. In certain matters, statements must be made by an independent accountant or engineer. Various certificates and other papers are required to be filed annually and upon the happening of certain events, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of Completed Defaults.

DESCRIPTION OF THE NOTES

     Avista Corp. may issue the Notes in one or more series, or in one or more tranches within a series, under the Indenture. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act. The Notes, together with all other debt securities outstanding under the Indenture, are hereinafter called, collectively, the “Indenture Securities”. Avista Corp. has filed the Indenture, as well as a form of officer’s certificate to establish a series of Notes, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Indenture. Wherever particular provisions of the Indenture or terms defined in the Indenture are referred to, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Indenture.

     The applicable prospectus supplement or prospectus supplements will describe the following terms of the Notes of each series or tranche:

  the title of the Notes;
  any limit upon the aggregate principal amount of the Notes;
  the date or dates on which the principal of the Notes is payable or the method of determination thereof and the right, if any, to extend such date or dates;
  (a) the rate or rates at which the Notes will bear interest, if any, or the method by which such rate or rates, if any, will be determined, (b) the date or dates from which any such interest will accrue, (c) the interest payment dates on which any such interest will be payable, (d) the right, if any, of Avista Corp. to defer or extend an interest payment date, (e) the regular record date for any interest payable on any interest payment date and (f) the person or persons to whom interest on the Notes will be payable on any interest payment date, if other than the person or persons in whose names the Notes are registered at the close of business on the regular record date for such interest;
  any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Notes may be redeemed, in whole or in part, at the option of Avista Corp.;
  (a) the obligation or obligations, if any, of Avista Corp. to redeem or purchase any of the Notes pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder, (b) the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation, and (c) applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;
  the denominations in which any of the Notes will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;
  if the Notes are to be issued in global form, the identity of the depositary;
  the terms, if any, upon which the Notes may be converted into other securities of Avista Corp.; and
  any other terms of the Notes

Payment and Paying Agents

     Except as may be provided in the applicable prospectus supplement, Avista Corp. will pay interest, if any, on each Note on each interest payment date to the person in whose name such Note is registered (for the purposes of this section of the prospectus, the registered holder of any Indenture Security is herein referred to as a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that Avista Corp. will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Note, such defaulted interest may be payable to the Holder of such Note as of the close of business on a date selected by the Indenture Trustee which is not more than 30 days and not less than 10 days before the date proposed by Avista Corp. for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Note may be listed, if the Indenture Trustee deems such manner of payment practicable. (Indenture, Sec. 307)

     Unless otherwise specified in the applicable prospectus supplement, Avista Corp. will pay the principal of and premium, if any, and interest, if any, on the Notes at Maturity upon presentation of the Notes at the corporate trust office of JPMorgan Chase Bank in New York, New York, as paying agent for Avista Corp. Avista Corp. may change the place of payment of the Notes, may appoint one or more additional paying agents (including Avista Corp.) and may remove any paying agent, all at its discretion. (Indenture, Sec. 502)

Registration and Transfer

     Unless otherwise specified in the applicable prospectus supplement, Holders may register the transfer of Notes, and may exchange Notes for other Notes of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of JPMorgan Chase Bank in New York, New York, as security registrar for the Notes. Avista Corp. may change the place for registration of transfer and exchange of the Notes, may appoint one or more additional security registrars (including Avista Corp.) and may remove any security registrar, all at its discretion. (Indenture, Sec. 502)

     Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any transfer or exchange of the Notes, but Avista Corp. may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. Avista Corp. will not be required to execute or to provide for the registration of transfer or the exchange of (a) any Note during a period of 15 days before giving any notice of redemption or (b) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. (Indenture, Sec. 305)

Redemption

     The applicable prospectus supplement will set forth any terms for the optional or mandatory redemption of Notes. Except as otherwise provided in the applicable prospectus supplement with respect to Notes redeemable at the option of the Holder, Notes will be redeemable by Avista Corp. only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption. If less than all the Notes of a series, or any tranche thereof, are to be redeemed by Avista Corp., the particular Notes to be redeemed will be selected by such method as shall be provided for such series or tranche, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Indenture, Secs. 403 and 404)

       Any notice of redemption at the option of Avista Corp. may state that such redemption will be conditional upon receipt by the paying agent or agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Notes and that if such money has not been so received, such notice will be of no force or effect and Avista Corp. will not be required to redeem such Notes. (Indenture, Sec. 404)

Unsecured Obligations; Structural Subordination

     The Indenture is not a mortgage or other lien on assets of Avista Corp. or its subsidiaries. In addition to the Notes, other debt securities may be issued under the Indenture, without any limit on the aggregate principal amount. Each series of Indenture Securities will be unsecured and will rank pari passu with all other series of Indenture Securities, except as otherwise provided in the Indenture, and with all other unsecured and unsubordinated indebtedness of Avista Corp. Except as otherwise described in the applicable prospectus supplement, the Indenture does not limit the incurrence or issuance by Avista Corp. of other secured or unsecured debt, whether under the Indenture, under any other indenture that Avista Corp. may enter into in the future or otherwise.

     Although its utility operations are conducted directly by Avista Corp., all of the other operations of Avista Corp. are conducted through its subsidiaries. Any right of Avista Corp., as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon the subsidiary’s liquidation or reorganization (and the right of the Holders and other creditors of Avista Corp. to participate in those assets) is junior to the claims against such assets of that subsidiary’s creditors. As a result, the obligations of Avista Corp. to the Holders and other creditors are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Avista Corp.’s direct and indirect subsidiaries.

Satisfaction And Discharge

     Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at Avista Corp.’s election, the entire indebtedness of Avista Corp. in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited in trust with the Indenture Trustee or any paying agent (other than Avista Corp.):

  money in an amount which will be sufficient, or
  in the case of a deposit made before the maturity of such Indenture Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee or such Paying Agent, will be sufficient, or a combination of money and Eligible Obligations which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, “Eligible Obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and such other obligations or instruments as shall be specified in an accompanying prospectus supplement. (Indenture, Sec. 601)

       The right of Avista Corp. to cause its entire indebtedness in respect of the Indenture Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

     The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and Avista Corp. has paid or caused to be paid all other sums payable by Avista Corp. under the Indenture. (Indenture, Sec. 602)

Events of Default

     Any one or more of the following events with respect to a series of Indenture Securities that has occurred and is continuing will constitute an “Event of Default” with respect to such series of Indenture Securities:

  failure to pay interest on any Indenture Security of such series within 60 days after the same becomes due and payable; provided, however, that no such failure shall constitute an Event of Default if Avista Corp. has made a valid extension of the interest payment period with respect to the Indenture Securities of such series if so provided with respect to such series;
  failure to pay the principal of or premium, if any, on any Indenture Security of such series within 3 business days after its Maturity; provided, however, that no such failure will constitute an Event of Default if Avista Corp. has made a valid extension of the Maturity of the Indenture Securities of such series, if so provided with respect to such series;
  failure to perform, or breach of, any covenant or warranty of Avista Corp. contained in the Indenture for 90 days after written notice to Avista Corp. from the Indenture Trustee or to Avista Corp. and the Indenture Trustee by the Holders of at least 25% in principal amount of the outstanding Indenture Securities of such series as provided in the Indenture unless the Indenture Trustee, or the Indenture Trustee and the Holders of a principal amount of Indenture Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the Indenture Trustee, or the Indenture Trustee and the Holders of such principal amount of Indenture Securities of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by Avista Corp. within such period and is being diligently pursued;
  default under any bond, debenture, note or other evidence of indebtedness of Avista Corp. for borrowed money (including Indenture Securities of other series) or under any mortgage, indenture, or other instrument to evidence any indebtedness of Avista Corp. for borrowed money, which default (1) constitutes a failure to make any payment in excess of $5,000,000 of the principal of, or interest on, such indebtedness or (2) has resulted in such indebtedness in an amount in excess of $10,000,000 becoming or being declared due and payable prior to the date it would otherwise have become due and payable, without such payment having been made, such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 90 days after written notice to Avista Corp. by the Indenture Trustee or to Avista Corp. and the Indenture Trustee by the Holders of at least 25% in principal amount of the outstanding Securities of such series as provided in the Indenture; or
  certain events in bankruptcy, insolvency or reorganization of Avista Corp. (Indenture, Sec. 701)

Remedies

     Acceleration of Maturity

     If an Event of Default applicable to the Indenture Securities of any series occurs and is continuing, then either the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of such series may declare the principal amount (or, if any of the outstanding Indenture Securities of such series are Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all of the outstanding Indenture Securities of such series to be due and payable immediately by written notice to Avista Corp. (and to the Indenture Trustee if given by the Holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of any one such series.

     At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

  Avista Corp. has paid or deposited with the Indenture Trustee a sum sufficient to pay all overdue interest, if any, on all Indenture Securities of such series;
    the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such Indenture Securities;
    interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and
    all amounts due to the Indenture Trustee under the Indenture in respect of compensation and reimbursement of expenses; and
  all Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Indenture, Sec. 702)

     Right to Direct Proceedings

     If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee in exercising any trust or power conferred on the Indenture Trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Indenture Trustee in personal liability in circumstances where indemnity would not, in the Indenture Trustee’s sole discretion, be adequate and (b) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction. (Indenture, Sec. 712)

     Limitation on Right to Institute Proceedings

     No Holder will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

  such Holder has previously given to the Indenture Trustee written notice of a continuing Event of Default with respect to the Indenture Securities of any one or more series;

  the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which such Event of Default has occurred, considered as one class, have made written request to the Indenture Trustee to institute proceedings in respect of such Event of Default and have offered the Indenture Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and
  for 60 days after receipt of such notice, the Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Indenture Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of Indenture Securities then outstanding.

     Furthermore, no Holder of any series of Indenture Securities will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders of such series. (Indenture, Sec. 707)

     No Impairment of Right to Receive Payment

     Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment. Such rights may not be impaired or affected without the consent of such Holder. (Indenture, Sec. 708)

     Notice of Default

     The Indenture Trustee is required to give the Holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in the third bulleted paragraph under “—Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the Holders. (Indenture, Sec. 802)

Consolidation, Merger, Sale of Assets and Other Transactions

     Avista Corp. may not consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless:

  the Person formed by such consolidation or into which Avista Corp. is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the Indenture Securities then outstanding), all of the properties of Avista Corp., as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof; and
  such Person shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by Avista Corp.

     In the case of the conveyance or other transfer of all of the properties of Avista Corp., as or substantially as an entirety, to any person as contemplated above, Avista Corp. would be released and discharged from all obligations under the Indenture and on all Indenture Securities then outstanding unless Avista Corp. elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance or other transfer of properties of Avista Corp., the successor, transferee or lessee would succeed to, and be substituted for, and would be entitled to exercise every power and right of, Avista Corp. under the Indenture. (Indenture, Secs. 1001, 1002 and 1003)

     For purposes of the Indenture, the conveyance, transfer or lease by Avista Corp. of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy, (c) for the distribution of electric energy and/or natural gas, in each case considered alone, (d) all of its facilities described in clauses (a) and (b), considered together, or (e) all of its facilities described in clauses (b) and (c), considered together, will in no event be deemed to constitute a conveyance or other transfer of all the properties of Avista Corp., as or substantially as an entirety, unless, immediately following such conveyance, transfer or lease, Avista Corp. owns no unleased properties in the other such categories of property not so conveyed or otherwise transferred or leased.

       The Indenture will not prevent or restrict:

  any consolidation or merger after the consummation of which Avista Corp. would be the surviving or resulting entity; or
  any conveyance or other transfer, or lease, of any part of the properties of Avista Corp. which does not constitute the entirety, or substantially the entirety, thereof. (Indenture, Sec. 1004)

     If Avista Corp. conveys or otherwise transfers any part of its properties which does not constitute the entirety, or substantially the entirety, thereof to another Person meeting the requirements set forth in the first paragraph under this heading, and if:

  such transferee expressly assumes the due and punctual payment of the principal of and premium, if any, and interest, if any, on all Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by Avista Corp.; and
  there is delivered to the Indenture Trustee an independent expert’s certificate (i) describing the property so conveyed or transferred and identifying the same as facilities for the generation, transmission or distribution of electric energy or for the storage, transportation or distribution of natural gas and (ii) stating that the aggregate principal amount of the Indenture Securities then outstanding does not exceed 70% of the fair value of such property, then Avista Corp. would be released and discharged from all obligations and covenants under the Indenture and on all Indenture Securities then outstanding unless Avista Corp. elects to waive such release and discharge. In such event, the transferee would succeed to, and be substituted for, and would be entitled to exercise every right and power of, Avista Corp. under the Indenture. (Indenture, Sec. 1005)

Modification of Indenture

     Modifications Without Consent

     Avista Corp. and the Indenture Trustee may enter into one or more supplemental indentures, without the consent of any Holders, for any of the following purposes:

  to evidence the succession of another Person to Avista Corp. and the assumption by any such successor of the covenants of Avista Corp. in the Indenture and in the Indenture Securities;
  to add one or more covenants of Avista Corp. or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon Avista Corp. by the Indenture;
  to change or eliminate any provisions of the Indenture or to add any new provisions to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no Indenture Security of such series or tranche remains outstanding;
  to provide collateral security for the Indenture Securities or any series thereof;
  to establish the form or terms of the Indenture Securities of any series or tranche as permitted by the Indenture;
  to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto;

  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Indenture Securities of one or more series;
  to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the Indenture Securities; or
  to change any place or places where (a) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any tranche thereof, will be payable, (b) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for registration of transfer, (c) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for exchange and (d) notices and demands to or upon Avista Corp. in respect of all or any series of Indenture Securities, or any tranche thereof, and the Indenture may be served; or
  to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, to make any other changes to the provisions thereof or to add any other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of any series or tranche in any material respect.

     Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and Avista Corp. and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Indenture, Sec. 1101)

     Modifications Requiring Consent

     Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding, considered as one class is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:

  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security;
  reduce the percentage in principal amount of the outstanding Indenture Securities of any series, or any tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences;
  reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Indenture Security of such series or tranche; or

  modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any tranche thereof, without the consent of the Holder of each outstanding Indenture Security of such series or tranche.

     A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or modifies the rights of the Holders of such series or tranche with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of any other series or tranche.

     If the supplemental indenture or other document establishing any series or tranche of Indenture Securities so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the Holders of such Indenture Securities will be deemed to have consented, by virtue of their purchase of such Indenture Securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document. No Act of such Holders will be required to evidence such consent and such consent may be counted in the determination of whether the Holders of the requested principal amount of Indenture Securities have consented to such supplemental indenture. (Indenture, Sec. 1102)

Duties of the Indenture Trustee; Resignation; Removal

     The Indenture Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder, unless such Holder offers it reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Indenture, Secs. 801 and 803)

     The Indenture Trustee may resign at any time with respect to the Indenture Securities of one or more series by giving written notice thereof to Avista Corp. or may be removed at any time with respect to the Indenture Securities of one or more series by Act of the Holders of a majority in principal amount of the outstanding Indenture Securities of such series delivered to the Indenture Trustee and Avista Corp. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if Avista Corp. has delivered to the Indenture Trustee with respect to one or more series a resolution of its Board of Directors appointing a successor trustee with respect to that or those series and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee with respect to that or those series will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Sec. 810)

Evidence of Compliance

     Compliance with the Indenture provisions is evidenced by written statements of Avista Corp. officers or persons selected or paid by Avista Corp. In certain cases, Avista Corp. must furnish opinions of counsel and certifications of an engineer, appraiser or other expert (who in some cases must be independent). In addition, the Indenture requires that Avista Corp. give the Indenture Trustee, not less than annually, a brief statement as to Avista Corp.’s compliance with the conditions and covenants under the Indenture.

Governing Law

     The Indenture and the Indenture Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, shall be applicable.

     DESCRIPTION OF COMMON STOCK

General

     The authorized capital stock of Avista Corp. consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series (the “Preferred Stock”), and 200,000,000 shares of Common Stock without nominal or par value, together with attached preferred share purchase rights (the “Common Stock”). Following is a brief description of certain of the rights and privileges of the Common Stock. For a complete description, reference is made to Avista Corp.’s Restated Articles of Incorporation, as amended (the “Articles”), and its Bylaws (the “Bylaws”) and to the laws of the State of Washington. The following summary, which does not purport to be complete, is qualified in its entirety by such reference.

Dividend Rights

     After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by Avista Corp.’s Board of Directors.

      The Indenture, dated as of April 3, 2001, between Avista Corp. and Chase Manhattan Bank and Trust Company, National Association, trustee, under which $317.1 million of senior unsecured notes were outstanding as of December 31, 2003, contains restrictions on the payment of dividends. So long as there is no default under the Indenture, Avista Corp. does not expect these restrictions to limit its ability to pay dividends on its capital stock.

Voting Rights

     The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law. Each holder of Common Stock is entitled to one vote per share, except that, in the election of directors, each holder has “cumulative” voting rights by which such holder is entitled to that number of votes which is equal to the number of directors to be elected multiplied by the number of shares held. These votes may all be cast for a single nominee for director or may be distributed among any two or more nominees.

     If dividends payable on any shares of Preferred Stock shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Preferred Stock over the eighteen (18) month period ended on such date, the holders of such stock become entitled, voting as one class, to elect a majority of the Board of Directors, and the holders of the Common Stock, voting as a single class, will be entitled to elect the remaining directors of Avista Corp. Such right does not cease until all defaults in the payment of dividends on the Preferred Stock shall have been cured.

     In addition, the consent of various proportions of the Preferred Stock at the time outstanding is required to adopt any amendment to the Articles which would authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to certain matters, to increase the authorized number of shares of the Preferred Stock or to change any of the rights or preferences of outstanding Preferred Stock.

Classified Board of Directors

     Both the Articles and the Bylaws provide for a Board of Directors divided into three classes. Each director of a class will generally serve for a term of three years, with only one class of directors being elected in each year. The classification of the Board of Directors reduces the impact of cumulative voting rights.

     The Articles and Bylaws also generally provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. The Articles and Bylaws further require an affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

“Fair Price” Provision

     The Articles contain a “fair price” provision which requires the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolu-

tions involving Avista Corp. and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an “Interested Shareholder”) unless such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder or certain minimum price and procedural requirements are met. The Articles provide that the “fair price” provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock.

Preferred Share Purchase Rights

     General

     Reference is made to the Rights Agreement, dated as of November 15, 1999 (the “Rights Agreement”) between Avista Corp. and The Bank of New York, as Rights Agent, filed with the SEC. The following statements are qualified in their entireties by such reference.

     On November 12, 1999, the Avista Corp. Board of Directors authorized the Rights Agreement to replace the then-existing rights plan which expired on February 16, 2000. Under the Rights Agreement, Avista Corp. granted one preferred share purchase right (a “Right”) on each outstanding share of Common Stock to holders of Common Stock outstanding on February 15, 2000 or issued thereafter. The description and terms of Rights are set forth in the Rights Agreement.

     Each Right entitles the registered holder, subject to regulatory approvals and other specified conditions, to purchase one one-hundredth of a share of Preferred Stock at a purchase price of $70.00 (the “Purchase Price”). The Rights are exercisable only if a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, or commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of Common Stock.

     Until that time, the Rights are evidenced by and trade with the shares of Common Stock. The Rights will expire on March 31, 2009 unless Avista Corp. first redeems or exchanges them, in each case as described below.

     The purchase of stock pursuant to the Rights may be subject to regulatory approvals and other specified conditions. Under no circumstances will a person or group that acquires 10% of the Common Stock be entitled to exercise Rights.

      “Flip-in”

     If any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, each unexercised Right will entitle its holder to purchase that number of shares of Common Stock or, at the option of Avista Corp., Preferred Stock, which has a market value at that time of twice the Purchase Price.

      “Flip-over”

     In the event that any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock, and Avista Corp.

  consolidates or merges with or into, or
  sells 50% or more of its assets or earning power to,

     any person or group, each unexercised Right would instead entitle its holder to purchase the acquiring company’s common shares having a market value of twice the Purchase Price.

     Exchange

     If a person or group acquires beneficial ownership of more than 10% but less than 50% of the outstanding shares of Common Stock, Avista Corp. may exchange each outstanding Right for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock. That exchange may be subject to regulatory approvals.

     Redemption

     Avista Corp. may redeem the Rights, at a redemption price of $0.01 per Right, at any time until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock.

     Certain Adjustments

     The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to at least 1% of the Purchase Price. Avista Corp. will not issue fractional shares of Preferred Stock other than in integral multiples of one ten-thousandth of a share. Instead, Avista Corp. will make an adjustment in cash based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     Amounts Outstanding

     Avista Corp. distributed one Right to its shareholders for each share of Common Stock owned of record by them at the close of business on February 15, 2000. Until the earliest of such time as any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock,
  March 31, 2009, or
  the redemption of the Rights,

     Avista Corp. has issued and will continue to issue one Right with each share of Common Stock that is issued after February 15, 2000 so that each outstanding share of Common Stock will have an appurtenant Right. Avista Corp. has initially authorized and reserved 600,000 shares of Preferred Stock for issuance upon exercise of the Rights.

     Amendment

     Avista Corp. may amend the Rights Agreement in any respect until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock. Thereafter, Avista Corp. may amend the Rights Agreement in any manner which will not adversely affect the holders of the Rights in any material respect.

Statutory Limitation on “Significant Business Transactions”

     General

     The Washington Business Corporation Act contains provisions that limit our ability to engage in “significant business transactions” with an “acquiring person”, each as defined below. We have no right to waive the applicability of these provisions.

     Significant Business Transactions Within Five Years of Share Acquisition Time

     Subject to certain exceptions, for five years after an “acquiring person’s” “share acquisition time”, Avista Corp. may not engage in any “significant business transaction” with such “acquiring person” unless, before such “share acquisition time”, a majority of the Board of Directors approves either:

  such “significant business transaction”; or
  the purchase of shares made by such “acquiring person”.

    Significant Business Transactions More Than Five Years After Share Acquisition Time

     Avista Corp. may not engage in certain “significant business transactions” (including mergers, share exchanges and consolidations) with any “acquiring person” unless:

  the transaction complies with certain “fair price” provisions specified in the statute; or
  no earlier than five years after the “acquiring person’s” “share acquisition time”, the “significant business transaction” is approved at an annual or special meeting of shareholders (in which the “acquiring person’s” shares may not be counted in determining whether the “significant business transaction” has been approved).
     Definitions

       As used in this section:

     “Significant business transaction” means any of various specified transactions involving an “acquiring person”, including:

  a merger, share exchange, or consolidation of Avista Corp. or any of its subsidiaries with an “acquiring person” or its affiliate;
  a sale, lease, transfer or other disposition to an “acquiring person” or its affiliate of assets of Avista Corp. or any of its subsidiaries having an aggregate market value equal to 5% or more of all of the assets determined on a consolidated basis, or all the outstanding shares of Avista Corp., or representing 5% or more of its earning power or net income determined on a consolidated basis;
  termination, at any time over the five-year period following the “share acquisition time”, of 5% or more of the employees of Avista Corp. as a result of the “acquiring person’s” acquisition of 10% or more of the shares of Avista Corp.; and
  the issuance or redemption by Avista Corp. or any of its subsidiaries of shares (or of options, warrants, or rights to acquire shares) of Avista Corp. or any of its subsidiaries to or beneficially owned by an “acquiring person” or its affiliate except pursuant to an offer, dividend distribution or redemption paid or made pro rata to all shareholders (or holders of options, warrants or rights).

     “Acquiring person” means, with certain exceptions, a person (or group of persons) other than Avista Corp. or its subsidiaries who beneficially owns 10% or more of the outstanding Common Stock of Avista Corp.

       “Share acquisition time” means the time at which a person first becomes an “acquiring person” of Avista Corp.

Anti-Takeover Effect

     The provisions of the Articles and the Bylaws described above under “Classified Board of Directors” and “‘Fair Price’ Provision” and the Rights Agreement described above under “Preferred Share Purchase Rights”, together with the provisions of the Washington Business Corporation Act described above under “Statutory Limitations on ‘Significant Business Transactions’”, considered either individually or in the aggregate, may have an “anti-takeover” effect. These provisions could discourage a future takeover attempt which is not approved by Avista Corp.’s Board of Directors but which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current market prices. As a result, shareholders who might desire to participate in such a transaction might not have an opportunity to do so.

     The Rights described above under “Preferred Share Purchase Rights” would cause substantial dilution to a person or group that attempts to acquire Avista Corp. on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired or redeemed. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed, or the Rights Agreement may be amended, as described above.

     The provisions described above under “Classified Board of Directors” could also cause the removal of the incumbent Board of Directors or management to require more time or render such removal more difficult, procedurally or otherwise.

Liquidation Rights

     In the event of any liquidation of Avista Corp., after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of Common Stock would be entitled to share ratably in all assets of Avista Corp. available for distribution to shareholders.

Pre-Emptive Rights

       No holder of any stock of Avista Corp. has any pre-emptive rights.

Miscellaneous

     The presently outstanding shares of Common Stock are fully paid and non-assessable.

       The Common Stock is listed on the New York Stock Exchange and the Pacific Exchange.

       The New York Transfer Agent and Registrar for the Common Stock is The Bank of New York, 101 Barclay Street, 11th Floor, New York, New York 10286.

WHERE YOU CAN FIND MORE INFORMATION

General

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Avista Corp. files annual, quarterly and special reports, proxy statements and other documents with the SEC (File No. 1-3701). These documents contain important business and financial information. You may read and copy any materials Avista Corp. files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Avista Corp.’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Other than those documents incorporated by reference into this prospectus, information on this website does not constitute a part of this prospectus.

Incorporation of Documents by Reference

     The SEC allows us to incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. We are incorporating into this prospectus by reference:

  Avista Corp.’s most recent Annual Report on Form 10-K filed with the SEC pursuant to the Exchange Act and all other documents filed by Avista Corp. with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of Avista Corp.’s most recent Annual Report and prior to the termination of the offering made by this prospectus, and all of those documents are deemed to be a part of this prospectus from the date of filing such documents. We refer to the documents incorporated into this prospectus by reference as the “Incorporated Documents”. Any statement contained in an Incorporated Document may be modified or superseded by a statement in this prospectus (if such Incorporated Document was filed prior to the date of this prospectus) in any prospectus supplement or in any subsequently filed Incorporated Document. The Incorporated Documents as of the date of this prospectus are:

  Annual Report on Form 10-K for the year ended December 31, 2003;
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;
  Current Reports on Form 8-K filed on February 9, March 15, April 20 and May 14, 2004.

     You may request any of these filings, at no cost, by contacting us at the address or telephone number provided on page 2 of this prospectus. Avista Corp. maintains an Internet site at http://www.avistacorp.com which contains information concerning Avista Corp. and its affiliates. The information contained at Avista Corp.’s Internet site is not incorporated in this prospectus by references and you should not consider it a part of this prospectus.

PLAN OF DISTRIBUTION

     Avista Corp. may sell the Securities in any of four ways: (a) directly to a limited number of institutional purchasers or to a single purchaser, (b) through agents, (c) through underwriters or (d) through dealers. The applicable prospectus supplement relating to each offering of Securities will set forth the terms of the offering of such Securities, including the name or names of any such agents, underwriters or dealers, the purchase price of such Securities and the net proceeds to Avista Corp. from such sale, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     New shares of Avista Corp.’s Common Stock sold through agents or underwriters may be sold by means of (i) ordinary brokers’ transactions; (ii) block transactions (which may involve crosses) in accordance with the rules of the New York Stock Exchange, the Pacific Stock Exchange and other exchanges on which the Common Stock is admitted to trading privileges, including transactions in which any agent may sell shares as agents but may also position and resell all or a portion of the blocks as principals; (iii) offerings off the floors of the exchanges or (iv) a combination of such methods. Sales may be made at prevailing market prices (which could be subject to change). Any such offering would be described in a supplement to this prospectus setting forth the terms of the offering and the number of shares being offered.

     If Avista Corp. uses underwriters to sell Securities, the underwriters will acquire such Securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the prospectus supplement relating to an offering of Securities, the obligations of any underwriter or underwriters to purchase such Securities will be subject to certain conditions precedent, and such underwriter or underwriters will be obligated to purchase all of such Securities if any are purchased, except that, in certain cases involving a default by one or more underwriters, less than all of such Securities may be purchased.

     If an agent of Avista Corp. is used in any sale of a series of Securities, any commissions payable by Avista Corp. to such agent will be set forth in the applicable prospectus supplement relating to such Securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Agents, underwriters and dealers may be entitled under agreements entered into with Avista Corp. to indemnification by Avista Corp. against certain liabilities, including liabilities under the Securities Act.

     Avista Corp. may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

     The outstanding shares of Avista Corp.’s Common Stock are listed on the New York Stock Exchange and the Pacific Stock Exchange. Any new shares of Common Stock will also be listed on those exchanges, subject to official notice of issuance.

     Each series of Securities will be a new issue and, except for the Common Stock, will have no established trading market.

     The agents, underwriters and dealers and/or certain of their affiliates may engage in transactions with and perform services for Avista Corp. and certain of its affiliates in the ordinary course of business.

LEGAL MATTERS

     The validity of the Securities under New York law, certain other matters of New York law and matters of federal securities law will be passed upon for Avista Corp. by Dewey Ballantine LLP, counsel to Avista Corp. The authorization of the Securities by Avista Corp., the validity of the Securities under Washington law and certain other matters of Washington law, as well as the authorization of the Securities by the public utility regulatory commissions under Washington, Idaho, Montana, Oregon and California law, will be passed upon for Avista Corp. by Heller Ehrman White & McAuliffe LLP, counsel for Avista Corp. Certain other matters will be passed upon for Avista Corp. by David J. Meyer, Esq., Vice President and Chief Counsel for Regulatory and Governmental Affairs of Avista Corp. The validity of the Securities will be passed upon for any underwriters or agents by Sullivan & Cromwell LLP. In giving their opinions Dewey Ballantine LLP and Sullivan & Cromwell LLP may assume the conclusions of Washington, California, Idaho, Montana and Oregon law set forth in the opinion of Heller Ehrman White & McAuliffe LLP.

EXPERTS

     The financial statements incorporated in this prospectus by reference from Avista Corp.’s most recent Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which includes an explanatory paragraph for certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Offered Bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

___________________________

$90,000,000

Avista Corporation

First Mortgage Bonds,
5.45% Series due 2019

___________________________

PROSPECTUS SUPPLEMENT

___________________________

Goldman, Sachs & Co.
BNY Capital Markets, Inc.
KeyBanc Capital Markets